Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Amarantus Bioscience Holdings, Inc. on Form S-8’s (File Nos. 333-178113, 333-178222, 333-186995, 333-193435, 333-200987, 333-200988, 333-207769) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated May 16, 2016 with respect to our audits of the consolidated financial statements of Amarantus Bioscience Holdings, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Amarantus Bioscience Holdings, Inc. for the year ended December 31, 2015.

/s/ Marcum llp

New York, NY

May 16, 2016